                                                                Exhibit 13(l)
                              PURCHASE AGREEMENT
                              ------------------


          Compass Capital Funds/SM/ (the "Fund"), a Massachusetts business trust, and Compass Distributors, Inc. ("CDI"), a Delaware corporation, hereby agree as follows:

          1. The Fund hereby offers CDI and CDI hereby purchases one share of each of the (i) Institutional, (ii) Service, (iii) Investor A, (iv) Investor B and (v) Investor C classes of shares of the Fund's International Small Cap Equity Portfolio (collectively, the "Shares") for $10 per Share. The Fund hereby acknowledges receipt from CDI of funds in full payment for the foregoing Shares.

          2. CDI represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. "Compass Capital Funds" and "Trustees of Compass Capital Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "Compass Capital Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of August ___, 1997.


                                         COMPASS CAPITAL FUNDS/SM/


                                         By:__________________________
                                         Name:
                                         Title:

                                         COMPASS DISTRIBUTORS, INC.


                                         By:__________________________
                                         Name:
                                         Title: